AGREEMENT

          THIS AGREEMENT made this 24th day of April, 1996 by and among E&H Partners and between Emerson Radio Corp. ("Emerson" or the "Company") on the one hand and Hopper Radio of Florida, Inc. ("Hopper"), Barry Smith ("Smith"), Kunio Takei ("Takei") and Memcorp., Inc. ("Memcorp") (collectively, the "Hopper Parties") and Donald Dvorkin ("Dvorkin") and Craig Roth ("Roth") on the other. Emerson and the Hopper Parties and Dvorkin and Roth, together with E&H Partners, may collectively be referred to as the "Parties."

                           WITNESSETH:

           WHEREAS, effective as of April 1, 1994, Emerson and Hopper entered into a written agreement entitled "Partnership Agreement of E&H Partners" (the "Partnership Agreement") for the purpose of forming a partnership known as E&H Partners (sometimes referred to as the "Partnership"); and

          WHEREAS, effective as of April 1, 1994, Emerson and E&H Partners entered into a written agreement entitled "Sales Agreement" (the "Sales Agreement"), under which E&H Partners agreed to purchase from Emerson and Emerson agreed to sell exclusively to E&H Partners all "Emerson" branded or "H.H. Scott" branded consumer electronics and microwave products returned by Emerson's customers in the United States, except for any such product which is returned by Emerson's customers for which Emerson, with E&H Partners' and Hopper's consent, has entered into a "Return to Vendor" program with a manufacturer (the "Merchandise"); and

          WHEREAS, on or about July 3, 1995, as amended on August 23, 1995, Emerson commenced an action against the Hopper Parties, Dvorkin and Roth in the Superior Court of New Jersey, Morris
County, Law Division, entitled Emerson Radio Corp. v. Hopper Radio of Florida, Inc., et al., Docket No. L-2062-95 (the "New Jersey Action"); on or about January 26, 1996, Emerson commenced an action against the Hopper Parties in the Court of Chancery for the State of Delaware in and for New Castle County entitled
Emerson Radio Corp. v. Hopper Radio of Florida, Inc., et al., C.A. No. 14802 (the "Delaware Action"); and on or about March 7, 1996, the Hopper Parties filed a counterclaim against Emerson in the Delaware Action (collectively, the "Litigation"); and

           WHEREAS, Emerson agrees that Hopper and Smith shall be permitted under this Agreement to continue selling new and refurbished goods from other manufacturers and companies; and

           WHEREAS, Memcorp has sold consumer electronic products and, for purposes of this Agreement, will continue to sell consumer electronic products, except as set forth in paragraph
13, below; and

           WHEREAS, the parties have agreed to settle and dismiss the Litigation on the terms and conditions set forth herein.

          NOW, THEREFORE, the Parties hereto, in consideration of the mutual covenants and agreements to be performed as set forth below, hereby stipulate and agree as follows:

           1. Payment By Hopper. On or before 1:00 p.m. Eastern Standard Time on Friday, April 26, 1996 Hopper will loan to E&H Partners, which will immediately pay to Emerson by single lump sum bank wire transfer to Emerson's account no. 610-3760133 at the Bank of New York, 1 Harmon Plaza, Secaucus, New Jersey 07099, the amount of $5 million, representing approximately one-half
(1/2) of the difference between Hopper's present loan balance to E&H Partners and Emerson's present loan balance to E&H Partners as of that date (the "Hopper Loan"). Upon Emerson's receipt of the Hopper Loan, E&H Partners will immediately grant to Emerson and Hopper the Security Interest as set forth in paragraph 2 below, as evidenced by the exhibits attached hereto. The purpose of the Hopper Loan is to allow E&H Partners to pay Emerson for Merchandise sold by Emerson to the Partnership in an attempt to bring Emerson's loan balance to E&H Partners equal to the amount of Hopper's loan balance.

           2.  Security Interest In Partnership Inventory

                 2.1 E&H Partners hereby grants a security interest to Hopper in the following property of the Partnership:

          All   goods   (as  defined  by  the   Uniform
          Commercial Code) of the Partnership  wherever
          located,  whether  now  owned  or  leased  or
          hereafter acquired, including but not limited
          to all inventory, Merchandise, raw materials,
          supplies,  parts, assemblies,  subassemblies,
          returned goods, packaging, cartons, goods  in
          transit,   whether  or  not   held   by   the
          Partnership   for   processing,   inspection,
          remanufacturing,   refurbishment,   sale   or
          lease, or furnished or to be furnished  under
          contracts  of  service  or  to  be  used   or
          consumed  in the Partnership's business,  and
          whether  or not on consignment to the Partnership
          or sold by the Partnership on consignment, on
          a sale or return, sale on approval or sale or
          use basis, all whether now existing, or owned
          or   hereafter   arising,   manufactured   or
          acquired, and in and to all substitutions and replacements therefor, wherever the same may be now or hereafter located;

          All proceeds and products thereof,

          All proceeds of insurance policies issued in connection with or relating to the foregoing.

(collectively, the "Collateral"), to secure all liabilities to Hopper outstanding from time to time, now or in the future, and the Hopper Loan (including renewals, extensions, and substitutions of any of the foregoing) arising out of or relating to any and all loans or advances, services rendered and material supplied to the Partnership by Hopper or its affiliates (collectively, the "Hopper Secured Indebtedness").

                 2.2 E&H Partners has previously granted a security interest to Emerson in goods (including inventory) which Emerson has assigned to Congress Financial Corporation ("Congress"). E&H Partners hereby grants a new security interest to Emerson in the following property of the Partnership:

          All   goods   (as  defined  by  the   Uniform
          Commercial Code) of the Partnership  wherever
          located,  whether  now  owned  or  leased  or
          hereafter acquired, including but not limited
          to all inventory, Merchandise, raw materials,
          supplies,  parts, assemblies,  subassemblies,
          returned goods, packaging, cartons, goods  in
          transit,   whether  or  not   held   by   the
          Partnership   for   processing,   inspection,
          remanufacturing,   refurbishment,   sale   or
          lease, or furnished or to be furnished  under
          contracts  of  service  or  to  be  used   or
          consumed  in the Partnership's business,  and
          whether  or not on consignment to Partnership
          or sold by the Partnership on consignment, on
          a sale or return, sale on approval or sale or
          use basis, all whether now existing, or owned
          or   hereafter   arising,   manufactured   or
          acquired, and in and to all substitutions and replacements therefor, whether the same may be now or hereafter located;

          All proceeds and products thereof,

          All proceeds of insurance policies issued in connection with or relating to the foregoing.

(collectively, the "Collateral"), to secure all liabilities to Emerson outstanding, from time to time, now or in the future, including payment of accounts payable to Emerson for goods sold and delivered by Emerson to the Partnership (the "Emerson Secured Indebtedness").

                2.3 The seniority and priority of the liens granted to Hopper and to Emerson individually and collectively (the "Emerson/Hopper Lien") shall be first priority, security interests, equal in right and dignity to each other. So long as Hopper and Emerson maintain perfected security interests in the Collateral, the security interests of Hopper and of Emerson shall be of equal rank with equal right to payment, regardless of when the UCC-1 Financing Statements thereon were filed or indexed, or the lien was first perfected. However, if either of them permits its lien to become unperfected or junior to the lien of any other person or entity such Party's lien shall be junior in right of payment and in priority of lien of and to the rights of the other.

                2.4 The Partnership shall not permit any liens, encumbrances, title retention rights or security interests in or on the Collateral or on the assets of the Partnership other than the security interest granted to Emerson and Hopper herein and the lien granted to Emerson and assigned to Congress as set forth in Congress' Consent Agreement, a true copy of which is attached hereto as Exhibit A.

                2.5 The bankruptcy of the Partnership or any other insolvency involving the Partnership, or the commencement of any proceeding under any federal or other bankruptcy, insolvency, receivership, compromise of debt or other law for the liquidation, reorganization or arrangement or compromise of debt, prioritizing of creditors rights, or other restructuring shall not affect the relative priorities of the Parties hereto or their rights in any property of the Partnership or in which it has an interest, including, without limitation, the Collateral. To the extent that Emerson or Hopper receives payment or property against the Hopper Loan or the Emerson Secured Indebtedness, whether out of the Collateral, or the proceeds of any sale, lease or transfer thereof, or in lieu of its interest therein, if any, the recipient shall pay or deliver one-half of all such payments or receipts to the other so that, as far as reasonably practicable, the Hopper Loan balance and the Emerson Secured Indebtedness shall be brought into balance and remain equal.

                2.6 Neither Emerson nor Hopper may subordinate any of the rights granted herein, the security interest in the Partnership's property of any portion of the Hopper Loan or the Emerson Secured Indebtedness to any third party, except for Congress. Neither Emerson nor Hopper may lease, assign, terminate or amend the rights of the other as the secured party. In the event that continuation statements are filed by Emerson or Hopper, such continuation statements shall serve as a continuation statement for both Parties without the signature of the corresponding Party.

                2.7 (a) Each Party shall give prompt notice to the other of the occurrence of any of the following events: (i) such Party learns of or receives any notice of any material default (including, without limitation, any non-payment of amounts due or of amounts required to be paid to preserve, maintain and protect any Collateral) by the Partnership with respect to any indebtedness of the Partnership to Emerson or to Hopper, or (ii) such Party gives any notice to the Partnership of a default, or of an acceleration, under the terms of the instruments relating to such indebtedness.

                     (b)   Each  such  notice shall  specify  the
nature and extent of any such default and what actions, if any, the Party giving such notice proposes to take under the operative agreements, or any of them.

                     (c)   Without limiting the rights of  either
Hopper or Emerson to collect the full amount due and owing to it from the Partnership, each of them agrees that it will at all times cooperate in the enforcement of the security interests in, pledges on, and liens and other encumbrances upon the Collateral of the other.

           2.8 Emerson and Hopper shall have the right, without liability to the other, to repossess and/or to foreclose upon the Collateral with or without notice or demand to the other and to avail itself of any other legal or equitable remedy, except that the Parties agree that neither Hopper nor Emerson may exercise any such repossession or foreclosure or levy rights unless and until the Partnership: (i) becomes insolvent as such term is given meaning under the United States Bankruptcy Code (Title 11 United States Code) (the "Bankruptcy Code"); (ii) makes an assignment for the benefit of its creditors generally; (iii) filed for or is the subject of an order for relief under the Bankruptcy Code relating to the Partnership; (iv) seeks appointment of a receiver, trustee or custodian for the Partnership or its assets; (v) the foreclosure, turnover (voluntary, by operation of law or by court order) of all or a portion of the Collateral to a creditor, sale or scheduling for sale of any portion of the Collateral by another creditor under a power of sale or court process; or (vi) the granting by the Partnership of any liens upon the Collateral or the sufferance by the Partnership of any lien or charge upon the Collateral other than to secure the payment of the Hopper Loan or the Emerson Secured Indebtedness ("Events of Default"), except for Congress.

           2.9 Subject to the provisions of this Agreement which may restrict the unfettered right of Hopper or of Emerson to exercise its rights as a secured creditor under the UCC, upon the occurrence of any such Event of Default, and at any time thereafter, in addition to any right given by law or any other instrument or document executed by the Partnership and without notice or demand, Hopper and Emerson, as secured creditors: (a) shall have all rights and remedies afforded to secured creditors under the Uniform Commercial Code; (b) may and are authorized to enter upon and use the Partnership's premises for a reasonable period of time and use any and all equipment and property used or useful in the preservation and maintenance of the Collateral, without rental or other compensation; (c) may take immediate possession of all or any portion of the Collateral, with or without legal process, and timely take such measures as it may deem necessary for the proper care and protection thereof; (d) may haul, deliver, store (for a reasonable period of time) and sell the Collateral, or any part thereof, at such time or times for such sum or sums of money as it may deem proper, which sale may be public or private, and at any such sale, either of such creditors may be the purchaser of the Collateral. Whenever notification with respect to the sale or other disposition of Collateral is required by law, such notification of the time and place of any public sale, or of the date after which a private sale or other intended disposition is to be made, shall be deemed reasonable if given at least five (5) days before the time of such public sale, or the date after which any such private sale or other intended disposition is to be made, as the case may be. All of the rights of Emerson and of Hopper as creditors, and all of their respective remedies, whether by statute, rule, common law or evidenced hereby or by any other agreement, instrument or paper, shall be cumulative and may be exercised separately or concurrently. The Partnership agrees to pay on demand all costs and expenses (including reasonable attorneys' fees) incurred or paid by Emerson and Hopper as secured creditors in enforcing the obligations secured by this Agreement and the same shall be additional obligations hereunder and secured hereby. After deducting all costs and expenses of collection, storage, custody, sale or other disposition and delivery (including legal costs and reasonable attorneys' fees) and all other charges against the Collateral, the residue of the proceeds of any such sale or other disposition shall be applied to the payment of any and all obligations of the Partnership secured hereby and any and all other liabilities hereby secured, due or to become due, in such order of preference as Hopper and Emerson may reasonably determine as provided in this Agreement, proper allowance for interest on liabilities not then due being made, and, unless otherwise provided by law, any excess shall be returned to the Partnership. Either Hopper or Emerson may proceed against the Collateral, any other security, any guaranty, suit on the debt, or take such other action as it deems necessary or appropriate, in such order as it may elect, and need not marshal Collateral and may proceed against any obligor, asset or surety regardless or the interest of other therein.

                2.10 Emerson represents to the Partnership and to Hopper that upon sale of any Merchandise to the Partnership there shall be no liens, encumbrances or title retention rights in favor of third parties in such Merchandise and that upon such sale or transfer, the Partnership shall acquire the same free of any liens, encumbrances or title retention rights of Emerson or of third parties other than Congress.

                2.11 The Partnership will join with Emerson and with Hopper in the appropriate financing statements under the Uniform Commercial Code, and at all times, the Partnership will do, execute, acknowledge and deliver, and will cause to be done, executed, acknowledged and delivered, by any corporation or person obligated to the Partnership so to do, all and every such further acts, deeds, and assurances as Emerson or Hopper shall reasonably require for the better assuring and confirming unto them, as secured creditors, the security interest in the Collateral and the rights, privileges and remedies hereby or in any other agreement created, granted or assigned, or intended so to be, or which it may hereafter become bound to create, grant or assign to Emerson or to Hopper. If the Partnership shall fail or refuse to execute or deliver the same, any officer of Emerson or of Hopper is authorized and appointed the Partnership's agent and attorney in fact to execute and deliver the same in the Partnership's name as the act, and deed of the Partnership.

                2.12 Copies of all relevant financing statements are attached hereto as Exhibit B.

           3. E&H Partners' Billings. E&H Partners will continue to accept all of the Merchandise, that is actually received by Emerson or its agents through and including December 31, 1996 and the billings related thereto. The Parties specifically agree and acknowledge that the billings shall be paid only when there is sufficient cash flow as set forth in paragraphs 6 and 7 below, from the offset of the amount equal to the value of the Designated Stock as set forth in paragraph 4 below and from the value of the warehousing services set forth in paragraph 8 below.

           4. Purchase of Designated Stock. Emerson agrees to purchase certain designated stock in accordance with its currently existing practice with the Partnership (the "Designated Stock") that E&H Partners can make available in reasonable quantities, with minimum lots of 100 units for each model for each weekly billing period and in accordance with the pricing structure currently used (i.e., E&H Partners' normal selling price of the same models at similar quantities) and/or as otherwise mutually
agreed  to  by  and  between Emerson  and  Hopper.   The  pricing
structure currently used for the Designated Stock does not necessarily reflect the price at which E&H Partners sells its RB (refurbished) product. Hopper agrees and acknowledges that upon the earliest of (i) movement of the Designated Stock to the storage area maintained by the Partnership for Emerson-owned inventory or shipment to or for Emerson, or (ii) any other segregation of such Designated Stock (physically or in the Partnership's records) from the inventory owned by and to be sold by the Partnership to customers other than Emerson, or (iii) the invoicing of such Designated Stock to Emerson, such Designated Stock is no longer subject to the Emerson/Hopper Lien and title thereto shall be deemed to have passed to Emerson. E&H Partners shall have no responsibility for any warranty claims on or returns of the Designated Stock and Emerson shall provide all
warranty  service  and  products  liability  insurance  for   the
Designated Stock (which insurance shall cover E&H Partners as an additional insured.)

           5. Payment of Fees. E&H Partners will continue to pay the following service fees which Hopper presently charges to E&H Partners in accordance with paragraph 4.5 of the Partnership
Agreement:  (i) a 1.5% management fee based upon net sales of E&H
Partners;   and  (ii)  reimbursement  for  certain  of   Hopper's
warehouse and office overhead expenses that is allocable to E&H Partners based upon services actually rendered to E&H Partners, so long as Barry Smith, President of Hopper, is the General Manager of E&H Partners.

           6. Cash Flow Sharing. Emerson and Hopper agree to share evenly the cash flow of E&H Partners after paying normal operating expenses and any purchases from the Otake Companies as set forth in paragraph 9 below. The Partner with the higher loan balance at each month's end shall receive the first cash distributed by E&H Partners to the extent necessary to make the loan balances equal.

           7. Repayment Of Loan Balance. Any monies due on the Partners' respective loan balances (which includes both current and future billings and/or loans made by the respective Partners' to the Partnership in accordance with this Agreement) following the reconciliation set forth in paragraph 6 above may only be paid from the cash flow of the Partnership as set forth in paragraph 6 above and from the proceeds of a foreclosure set forth in paragraph 2 above, and with respect to Emerson only, from the offset of the amount equal to the value of the Designated Stock as  set  forth in paragraph 4 above and, also, the value  of  the
warehousing services as set forth in paragraph 8 below.   In  the
event of foreclosure as set forth in paragraph 2 above, the Partner whose loan balance is greater than the other at such time of foreclosure shall be entitled to first payment out of the proceeds of the foreclosure Collateral in that amount necessary to make the loan balances equal. For purposes of this Agreement, references to Emerson's loan balance and the Emerson Secured Indebtedness refer to all unpaid amounts for (1) Emerson's billing of the Merchandise to E&H Partners; (2) expenses paid by Emerson on behalf of E&H Partners; and (3) services rendered to or on behalf of E&H Partners by Emerson. For purposes of this Agreement, references to Hopper's loan balance and the Hopper Secured Indebtedness refer to all unpaid amounts for (1) Hopper's cash advances to E&H Partners; (2) expenses paid by Hopper on behalf of E&H Partners; and (3) services rendered to or on behalf of E&H Partners by Hopper.

           8. Warehousing Services. E&H Partners will continue to provide warehousing services (distribution and receiving) to Emerson for Emerson-owned inventory in accordance with the terms and conditions established between Emerson and Hopper, until such time as Emerson provides thirty (30) days prior written notice to
E&H  Partners  for  discontinuance  of  such  services.   Emerson
understands that E&H Partners' obligation to perform these warehousing services exists only so long as E&H Partners is using
the   "Potter  Building"  located  in  Princeton,  Indiana.   E&H
Partners hereby represents that it has in the past segregated and
will  continue  to  segregate  Emerson-owned  inventory  in   its
warehouse  facilities  and its books and records.   E&H  Partners
also hereby acknowledges that Congress holds a first lien on all such Emerson-owned inventory. In the event Congress forecloses its lien upon such Emerson-owned inventory, both E&H Partners and Emerson will cooperate with Congress' instructions regarding the disposition of such Emerson-owned inventory. Emerson shall pay for any reasonable costs of the obligations or services provided by the Partnership under this paragraph 8.

           9. Purchase And Sale Of Returned Goods And Merchandise. Any and all purchases and sales of "Emerson" branded refurbished goods from Orion Sales, Inc., Orion Electric (America), Inc.,
Otake Trading Co., Ltd., Technos Development Limited and their respective affiliates (the "Otake Companies") will be made by any of the Parties hereto for the benefit of E&H Partners.

           10. Realization Of Payments.  All payables and receivables
between   Emerson,  Hopper  and  E&H  Partners,   including   the
Designated Stock described in paragraph 4 above, are to be netted weekly beginning with the first week following execution of this Agreement.

            11. Repayment Of Past Interest Claims To Emerson. Notwithstanding any other provisions to the contrary in the Partnership Agreement, the Partnership Agreement is hereby amended to provide that E&H Partners shall remit payment to Emerson in the amount of $800,000 in satisfaction of all past interest claims due and owing to Emerson from the Partnership as of the date hereof ("past interest claims due") solely as follows:

               11.1 If there is a sale of a Partner's interest in accordance with the terms of the Partnership Agreement and the purchase price is in excess of the respective Partner's Capital Account (Partner's equity in Partnership), such excess shall be paid to Emerson, up to the then balance of past interest claims due at such time, any remaining amounts thereafter shall be applied and/or distributed in accordance with Article VII of the Partnership Agreement;

                11.2 If there is a sale of all or substantially all of the Partnership's assets with the purchase price(s) received in excess of all Partners' Capital Accounts (Partners' equity in the Partnership), such excess shall be paid to Emerson, up to the then balance of past interest claims due at such time, any remaining amounts thereafter shall be applied and/or distributed  in  accordance with Article VII of  the  Partnership
Agreement; and

               11.3 If profits are realized by the Partnership on sales of "Emerson" branded refurbished products purchased from the Otake Companies, or any of them, during such time as Emerson maintains an exclusive relationship with the Otake Companies, or any of them, for the purchase of "Emerson" branded refurbished product, such profits, including any profit realized from the sale of any such "Emerson" branded refurbished product purchased during the time in which Emerson maintained an exclusive relationship with the Otake Companies, or any of them, for the purchase of "Emerson" branded refurbished product, shall be allocated two-thirds (2/3) to Emerson and one-third (1/3) to Hopper with the difference between the two-thirds (2/3) received by Emerson and one-third (1/3) of such profit to be allocated to payment towards and reduction of the past interest claims due until such time as the past interest claims due is paid in full. If profits are realized by the Partnership on sales of "Emerson" branded refurbished products purchased from the Otake Companies, or any of them, during such time as Emerson does not maintain an exclusive relationship with the Otake Companies, or any of them, for the purchase of "Emerson" branded refurbished product, such profits shall be allocated one-half (1/2) to Emerson and one-half (1/2) to Hopper. If profits are realized by the Partnership on sales of products resulting from any transaction Emerson may bring to E&H Partners from any supplier other than the Otake Companies, or any of them, the profits will be allocated two-thirds (2/3) to Emerson and one-third (1/3) to Hopper until such time as the past interest claims due is paid in full.

                11.4 For the purposes of this Article, "profits" is defined as the gross sales price to third party customers less the purchase price paid to third party vendors and less any other incremental expenses directly attributable to such sale.

                11.5 Payment of the interest contemplated by this paragraph 11 shall be in full and complete satisfaction of all interest claims of Emerson and Hopper. Emerson and Hopper agree not to charge interest, late fees or any other charges related thereto, after March 31, 1996 on their respective loans and/or advances outstanding from time to time, now or in the future.

           12. No Transfers. Nothing herein shall be interpreted as amending any of the provisions of the Partnership Agreement regarding transfer of interests in Article X of the Partnership.

           13. Sourcing Of Video Product By Memcorp. Emerson and the Hopper Parties hereby agree that Memcorp shall not source any video product from Kong Wah Video Company Limited and its affiliates for its 1996 product line, except for the nine inch (9") color television already on order as of the date hereof, and from the Otake Companies for its 1996 product line, except for the TV/VCR combination units already on order as of the date hereof and any other video products not in Emerson's current product line-up. This provision shall immediately be waived in the event of and upon Emerson's sale, licensing or discontinuance of its entire existing television and video business.

           14. Press Release. Emerson has prepared a joint press release in the form and substance attached hereto as Exhibit C, which Memcorp has approved, concerning the agreements and covenants contained herein, immediately prior to execution hereof and which may be issued immediately thereafter. This provision recognizes that Emerson as a publicly traded company is required to issue press releases regarding its material transactions in a timely manner.

           15. Dissolution Of E&H Partners.  Article XII of the
Partnership Agreement is hereby amended to provide that the Partnership shall be dissolved and its affairs wound-up upon the first to occur of the following:

                15.1 A mutual determination in writing by the Partners to dissolve the Partnership other than as provided herein;

               15.2 The occurrence of the dissolution, insolvency or bankruptcy of a Partner if such event leaves only one other
Partner remaining as a Partner;

                15.3 The entry of a judgment of dissolution by a court of competent jurisdiction or appointment of a receiver for all or substantially all of the Partnership's assets;

               15.4 A change of the largest common shareholder of Emerson from Emerson's current Chairman and Chief Executive
Officer, Geoffrey P. Jurick, as held individually and/or with affiliates, successors or assigns;

                15.5  If prior to December 31, 1996, upon  thirty
(30) days' written notice by either Partner that it wishes to dissolve the Partnership, but only if the loan balances of each and every Partner is paid in full on the date such written notice is dated or given, whichever is earlier;

                15.6 If after December 31, 1996, upon written notice by either Partner to the other partner that it wishes to dissolve the Partnership, the dissolution shall occur in an orderly manner and as expeditiously as possible, supervised by Barry Smith as the Managing Partner, and which dissolution shall honor all outstanding agreements and obligations but in no event shall the dissolution be completed and operations cease later than six (6) months after the date of such notice. The Managing Partner may continue to operate the Partnership in the normal course of business during any such dissolution and may continue to make any and all decisions reasonably necessary to operate the Partnership to the extent set forth in the Partnership Agreement.

                15.7 Article 12.1 of the Partnership Agreement shall be amended, effective upon execution of this Agreement, specifically and solely as set forth in paragraph 15 herein.

           16. Ratification And Incorporation By Reference Of Partnership Agreement And Sales Agreement. All of the terms and conditions of the Partnership Agreement (the terms of which are incorporated by reference as if fully set forth herein), as hereby amended, are ratified, confirmed and adopted. Similarly, all of the terms and conditions of the Sales Agreement (the terms of which are incorporated by reference as if fully set forth herein), as hereby amended, are ratified, confirmed and adopted. Neither the Partnership Agreement nor the Sales Agreement may be further modified, amended or superseded except as provided specifically herein, and no provision of either the Partnership Agreement or the Sales Agreement may be waived, except in writing duly executed by Emerson and Hopper and their respective affiliates, successors or assigns.

           17. Dismissal Of Litigation. The Parties agree to execute appropriate stipulations to dismiss the Litigation with prejudice and without costs or attorneys' fees to either party and will cause to be filed any and all necessary stipulations of dismissal in the appropriate courts no later than Friday, April 26, 1996.

           18. Release By Emerson. In consideration of the Hopper Loan and the other consideration provided by the Hopper Parties hereunder, Emerson shall, upon receipt of the Hopper Loan and execution of this Agreement, release and forever discharge the
Hopper Parties and E&H Partners and their respective officers, directors, shareholders, agents, employees and affiliates individually or collectively, from and against any and all claims asserted or assertable that Emerson may have against each and every one of the Hopper Parties and E&H Partners from the beginning of time to the  date of execution of this Agreement.  Emerson shall  provide the Hopper Parties with separate general releases of all claims consistent with this paragraph 18, except that neither the Hopper Parties nor E&H Partners shall be released from their respective
obligations   to   perform   under   this   Agreement.    Emerson
specifically acknowledges and agrees that Dvorkin's, Roth's and Takei's employment and all duties for and on behalf of Emerson have expired and that there are no obligations of any nature due and owing from Dvorkin, Roth and/or Takei to Emerson except for the obligations provided in this Agreement. Emerson also agrees to release Dvorkin and Roth under the same terms and conditions as set forth in this paragraph 18.

           19. Release By The Hopper Parties. In consideration of the mutual agreements set forth herein and other good and valuable consideration, the Hopper Parties hereby release and forever discharge Emerson and E&H Partners and their respective officers,
directors,   shareholders,  agents,  employees  and   affiliates,
individually and collectively, from and against any and all claims, asserted or assertable, each and every one of the Hopper Parties may have against Emerson and/or E&H Partners from the beginning of time to the date of execution of this Agreement. The Hopper Parties shall provide Emerson and E&H Partners with separate general releases of all claims consistent with this paragraph 19, except that neither Emerson nor E&H Partners shall be released from their respective obligations to perform under this Agreement.

           20. Release By Dvorkin And Roth.  In consideration of
the dismissal of the Litigation and  other  good  and   valuable
consideration, Dvorkin and Roth hereby release and forever discharge Emerson and its officers, directors, shareholders, agents, employees and affiliates, individually and collectively, from and against any and all claims, asserted or assertable by Dvorkin and/or Roth against Emerson, as evidenced by their respective signatures below. Dvorkin, Roth and Takei specifically do not release Emerson from any duty which Emerson may owe to defend or indemnify them pursuant to the terms of their previous employment by Emerson or its subsidiaries and affiliates, or from its obligations to perform under this Agreement.

           21. Release By E&H Partners. In consideration of the mutual agreements set forth herein and other good and valuable consideration, E&H Partners hereby releases and forever discharges Emerson, the Hopper Parties, Dvorkin and Roth and their respective officers, directors, shareholders, agents, employees and affiliates, individually and collectively, from and against any and all claims, asserted or assertable, E&H Partners may have against Emerson and/or the Hopper Parties, Dvorkin and Roth. E&H Partners shall provide Emerson, the Hopper Parties, Dvorkin and Roth with separate general releases of all claims consistent with this paragraph 21, except that neither Emerson, the Hopper Parties, Dvorkin nor Roth shall be released from their respective obligations to perform under this Agreement.

           22. Further Acts. The Parties shall execute and deliver such instruments and take such other actions as may be necessary or desirable in order to carry out the provisions of this Agreement,
without   any   further  consideration  therefor,  except   where
specifically provided.

           23. Representations and Warranties. The Hopper Parties jointly and severally represent and warrant that: (i) each of the Hopper Parties has full power and authority, corporate and other, to
execute   and   deliver  this  Agreement,  and  to  perform   its
obligations  hereunder;  (ii)  this  Agreement  has   been   duly
authorized, executed and delivered by each of the Hopper Parties, and constitutes a valid and binding agreement of each of them, enforceable against each of them in accordance with the terms;
(iii) each of the Hopper Parties has been represented by and  has
consulted   with  an  attorney  concerning  this  Agreement   and
understands and accepts the terms hereof. Emerson represents and warrants that: (i) it has full power and authority to execute and deliver this Agreement and to perform its obligations hereunder; (ii) this Agreement has been duly executed and
delivered  by  Emerson  and  constitutes  a  valid  and   binding
agreement of Emerson enforceable against Emerson in accordance with its terms, and (iii) Emerson has represented by and has
consulted   with  an  attorney  concerning  this  Agreement   and
understands  and  accepts  the  terms  hereof.   The  Partnership
represents and warrants that it has all rights to convey, to Emerson and Hopper equally, a valid first security lien and interest in all of E&H Partners' present and future inventory and the proceeds thereof as referred to in paragraph 2 above.

           24. Notices. All notices or other communications given hereunder shall be in writing and shall be delivered personally, by certified mail, return receipt requested, or overnight mail, postage prepaid, and shall be deemed given when delivered if delivered personally, or if mailed, such notice shall be deemed given three (3) days after the date of mailing, excluding
Sundays.   All notices provided hereunder shall be  sent  to  the
parties at the following addresses:

          If to Emerson:      Eugene I. Davis, President
                              Emerson Radio Corp.
                              9 Entin Road
                              Parsippany, NJ 07054
                              Phone: (201) 428-2000

          With a copy to:     Jeffrey M. Davis, Esq.
                              Wolff & Samson, P.A.
                              5 Becker Farm Road
                              Roseland, NJ 07068
                              Phone: (201) 533-6561
                              Fax: (201) 740-1407

          If to the Hopper
           Parties:           Barry Smith
                              Hopper Radio of Florida, Inc.
                              7145 W. 20th Avenue
                              Hialeah, FL 33014

          With a copy to:     Craig B. Sherman, Esq.
                              Sherman & Fischman, P.A.
                              3050 Biscayne Boulevard
                              Suite 600
                              Miami, FL 33137-4269
                              Phone:  (305) 576-5522
                              Fax:  (305) 576-7079

          If to E&H Partners: Barry Smith
                              General Partner
                              E&H Partners
                              7145 W. 20th Avenue
                              Hialeah, FL 33014

          If to
           Donald Dvorkin:    Donald Dvorkin
                              27 Denison Drive
                              Saddle River, NJ 07458
                              Fax:  (201) 825-2085

          If to Craig Roth:   Craig Roth
                              14 Franklin Court
                              Bernardsville, NJ 07929

          If to Memcorp:      Memcorp. Inc.
                              7145 W. 20th Avenue
                              Hialeah, FL 33014

or at such other addresses as shall be furnished in writing by a party hereto to the other parties hereto.

           25. Complete Agreement. This Agreement, the Releases, and the Partnership Agreement and Sales Agreement as amended by this Agreement, constitute the entire agreement between the Parties hereto pertaining to the subject matter hereof and supersedes all prior written, oral or implied agreements or understanding as to such subject matter, except as expressly provided herein.

           26. Jurisdiction and Governing Law. This Agreement shall be exclusively governed by and construed in accordance with the laws of the State of Delaware without giving effect to and without reference to the choice of law principles thereof. Jurisdiction
and venue for all purposes shall be in Delaware exclusively.   No
party shall seek to transfer jurisdiction and venue to any jurisdiction other than Delaware.

           27. Amendment and Modifications. This Agreement may only be amended or modified in writing signed by the party against whom enforcement of such amendment or modification is sought.

           28. Successors and Assigns.  This Agreement shall be
binding upon and inure to the benefit of, each of the Parties, and
each of   their   respective  executors,  administrators,  successors,
assigns and legal representatives.

           29. Titles and Headings. The titles and headings in this Agreement are for reference purposes only, and shall not in any way affect the meaning or interpretation of this Agreement.

           30. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original agreement, but all of which together shall constitute one and the same instrument.

           31. No Waiver. Neither any failure nor any delay on the part of any party in exercising any right, power or privilege hereunder shall operate as a waiver hereof or thereof, nor shall a single or partial exercise thereof preclude any other or further exercise or any other right, power or privilege.

           32. Severability. If any provision of this Agreement shall be determined to be invalid or unenforceable to any extent, the remainder of this Agreement shall not be affected thereby, and each provision hereof shall be enforced to the fullest extent permitted by law.

           33. Taxes. Each Party to this Agreement shall bear its own tax consequences, if any, that arise as a result of this Agreement.

           34. Third Parties. Except as may be expressly set forth herein, the parties hereto do not intend to confer any rights or remedies upon any person other than the parties hereto.

           35. Attorneys' Fees. Each of the Parties to this Agreement shall bear all of his or its attorneys fees and all of his or its expenses relating to all claims between the parties to date, including but not limited to, the preparation and review of this
Agreement  and  all  related  matters.   In  the  event  of   any
litigation  related  to,  arising  out  of  or  concerning   this
Agreement, the prevailing party shall be entitled to reasonable attorneys' fees and costs. The representation of a Party to this Agreement shall not in and of itself preclude representation of E&H Partners.

           36. Controlling Agreement. To the extent that this Agreement, or any section or portion of this Agreement, is inconsistent with either the Partnership Agreement or the Sales Agreement, then and in that event the terms of this Agreement shall control over the Partnership Agreement and/or the Sales Agreement.

           IN WITNESS WHEREOF, the Parties have caused this Agreement to be executed by the undersigned, thereunto duly authorized, as of the day and year first above written.




                               HOPPER RADIO OF FLORIDA, INC.



                               By:_/s/Barry Smith__________
                                    Barry Smith, President


                               BARRY SMITH



                               __/s/Barry Smith ___________


                               KUNIO TAKEI



                               __/s/Kunio Takei__________

                               DONALD DVORKIN



                               __/s/ Donald Dvorkin______


                               CRAIG ROTH



                               __/s/ Craig Roth __________


                               MEMCORP., INC.



                               By:_/s/ Barry Smith _______



                               E&H PARTNERS

                                    Emerson Radio Corp.



                               By:___/s/ Eddie Rishty______
                                     Eddie  Rishty,  Senior  Vice
                                     President-Controller &
                                     Logistics

                                         -and-

                                      Hopper  Radio  of  Florida,
                               Inc.



                               By:__/s/ Barry Smith________
                                    Barry Smith, President


                               EMERSON RADIO CORP.



                               By:__/s/ Eddie Rishty_______
                                     Eddie  Rishty,  Senior  Vice
                                     President-Controller &
                                     Logistics